Smart Balance, Inc. Announces 2009 Third Quarter Results

•	Volume up 9%, net sales up 4% versus last year
•	Earnings per share $0.02, up $0.05 versus last year
•	Gross profit margin 49.8% versus 43.8% last year
•	National expansion of milk distribution in 2010
•	Debt refinanced for strategic flexibility

Paramus, N.J. (November 5, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the third quarter ended September 30, 2009.  The Company reported net sales of $59.8 million, an increase of 4.0% versus last year, and earnings per share of $0.02, versus a loss of $0.03 per share in 2008.

The third quarter net sales increase versus 2008 was due to a 9% volume growth in case shipments partially offset by higher promotional spending and new product introduction investments. The improvement in earnings per share was due to increased gross profits and lower financing-related costs, partially offset by higher operating expenses.

The Company increased market share in its core category of spreads by 0.9 points to 15.0% in the third quarter versus the same quarter in 2008, representing the 31st consecutive quarter of market share growth, according to Information Resources, Inc. (IRI) data.

Gross profit margin for the quarter improved to 49.8% versus 43.8% for the third quarter of 2008, due to lower commodity costs partially offset by higher promotion expenses.

“We delivered solid financial results with strong margin and profit growth, together with share growth in our core category of spreads despite continued heavy promotional spending by our competition,” said Stephen B. Hughes, Smart Balance, Inc. Chairman and CEO.

The Company’s fourth quarter outlook reflects case shipment volume growth of 4 to 8 percent versus last year.  Net sales growth will be approximately 12 percentage points lower than volume growth due primarily to introductory trade and consumer investments in new products and a lower average sales per case due to product mix.  Importantly, gross profit is expected to increase in-line with volume growth as gross profit margin in the fourth quarter will be 4 to 5 percentage points higher than last year.

The Company’s initial outlook for 2010 reflects net sales growth of 15 percent versus 2009 as a greater increase in case volume driven by new products and the national expansion of milk distribution will be partially offset by related introductory investments and a lower average sales per case due to product mix.  Operating income as percent of net sales will be consistent with 2009 due to growth in gross profit and leveraging of operating costs.

2009 Third Quarter Results

Net sales for the third quarter of 2009 increased 4.0% to $59.8 million from $57.5 million for the third quarter of 2008.  The increase was primarily due to increased case shipments, partially offset by higher trade and consumer promotion expenses, related to the launch of the new sour cream products.

The increase in cases shipped was primarily due to growth in the Company’s new milk line with the regional expansion in the Northeast and continued growth in the initial Florida market, gains in the core category of spreads benefiting in part from promotions at club stores, and the initial shipments of the new sour cream products, partially offset by declines in cooking oil products.

Gross profit increased 18% to $29.8 million for the third quarter of 2009 from $25.2 million in 2008 due to the growth in case shipments and the benefit of product input costs, partially offset by higher promotion expenses.

Operating income increased 34% to $3.5 million for the third quarter of 2009 compared with $2.6 million in 2008 as the increase in gross margin was partially offset by higher operating expenses, reflecting additions to staff and staff related costs along with higher marketing investments, both to support growth.

Excluding the impact of non-cash charges, operating income increased 17% to $8.7 million in 2009 from $7.4 million in 2008.  See the table below for the non-cash items affecting operating income.

Items Affecting  Operating Income – Third Quarter

$ in Millions	2009	2008

Operating Income (Loss)	3.5	2.6
Non-cash charges affecting Operating Income:
Stock-based Compensation Expense	4.0	3.7
Depreciation & Amortization	1.2	1.1
	5.2	4.8
Operating Income excluding non-cash charges	8.7	7.4

Net income for the third quarter of 2009 was $1.3 million compared to a loss of $1.6 million for the third quarter of 2008, an increase of $2.9 million, reflecting the gains in operating income and lower interest expenses and debt related costs.

Excluding the after-tax impact of non-cash charges, net income for the third quarter of 2009 increased 40% to $4.2 million versus $3.0 million in 2008.  See the table below for non-cash items affecting net income (loss).

Items Affecting Net Income (Loss) – Third Quarter

$ in Millions	2009	2008

Net Income(Loss)	1.3	(1.6)
Non-cash charges after-tax affecting Net Income(Loss):
Stock-based Compensation Expense	2.4	2.2
Depreciation & Amortization	0.8	0.7
Change in Fair Value of an Interest Rate Swap	(0.3)	1.6
Accelerated Financing Amortization	-	0.1
	2.9	4.6
Net Income excluding non-cash charges after-tax	4.2	3.0

National Milk Rollout

The Company announced plans to expand distribution of its line of enhanced milk products across the country during 2010.  The rollout begins during the first quarter.  After successfully introducing milk in the Florida and Northeast markets, the Company has identified strategic partners and developed the supply chain necessary to service the rest of the United States.

“I am very pleased with the progress we have made in establishing Smart Balance® milk products in our initial markets,” said Hughes.  “As a category, milk has a much higher purchase frequency than our spreads.  Growth in the dairy aisle is central to our long-term goals and our milk initiative will help drive awareness of the Smart Balance® brand.  I look forward to announcing additional initiatives in the coming months that will solidify our position with consumers as the innovator in healthier, great-tasting products.”

Long-term Debt Refinancing

Subsequent to the close of the third quarter, the Company refinanced its long–term debt.  The new $100 million secured facility provides greater flexibility in strategic areas such as acquisitions and capital structure with greater available credit and less restrictive financial covenants than its previous facility, allowing the Company to pursue alternatives to enhance shareholder value in the years ahead.

Key features of the new facility include:

•	significantly greater acquisition limits;
•	ability to buy back shares;
•	greater benefit from equity issuance;

•	higher capital expenditure limits; and
•	lower financial covenant thresholds.

 The definitive  credit agreement which includes the specific terms and covenants governing the Company's new credit facility will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

While the new agreement has less restrictive financial covenants, the Company expects to meet the previous covenants due to the strength of its expected performance in 2009 and beyond.

The transaction will have several one-time financial impacts in the fourth quarter of 2009, as follows:

One-time Refinancing Items Affecting Fourth Quarter

$ in Millions	Profit/Loss	Cash Flow

New financing costs (amortized over life of debt)	-	(2.2)
Deferred original financing costs write-off	(1.4)	-
Existing interest rate swap pay off	-	(3.8)
Sub-total	(1.4)	(6.0)
Tax Impact (including deferred taxes on swap)	0.6	2.1
Total	(0.8)	(3.9)

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	increase volume in case shipments in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$8,370	$5,492
Accounts receivable, net of allowance of: 2009 – $363 and 2008 - $256	14,480	14,283
Accounts receivable - other	531	692
Inventories	4,071	9,322
Prepaid taxes	554	709
Prepaid expenses and other assets	9,043	1,019
Deferred tax asset	419	650
Total current assets	37,468	32,167
Property and equipment, net	4,436	4,301
Other assets:
Goodwill	374,886	374,886
Intangible assets, net	152,173	155,223
Deferred costs, net	1,414	1,737
Other assets	827	222
Total other assets	529,300	532,068
Total assets	$571,204	$568,536
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$22,215	$24,938
Income taxes payable	253	1,080
Total current liabilities	22,468	26,018
Long term debt	64,504	69,504
Derivative liability	3,600	5,132
Deferred tax liability	42,894	46,268
Other liabilities	786	163
Total liabilities	134,252	147,085
Commitment and contingencies
Stockholders' equity
Preferred stock, $.0001 par value, 50,000,000 shares authorized	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2009) and 62,630,683 (2008) issued and outstanding	6	6
Additional paid in capital	519,470	507,377
Retained deficit	(82,524)	(85,932)
Total stockholders' equity	436,952	421,451
Total liabilities and stockholders' equity	$571,204	$568,536

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008

Net sales	$59,806	$57,532	$180,590	$156,311
Cost of goods sold	30,045	32,345	94,303	88,397
Gross profit	29,761	25,187	86,287	67,914

Operating expenses:
Marketing	9,952	8,806	27,573	23,598
Selling	4,225	4,304	13,012	11,859
General and administrative	12,126	9,502	36,518	28,422
Total operating expenses	26,303	22,612	77,103	63,879
Operating income	3,458	2,575	9,184	4,035

Other income (expense):
Interest income	1	19	3	284
Interest expense	(1,237)	(4,547)	(3,573)	(9,768)
Other income (expense), net	(135)	(434)	(588)	(1,413)
Total other (expense)	(1,371)	(4,962)	(4,158)	(10,897)
Income (loss) before income taxes	2,087	(2,387)	5,026	(6,862)
Provision (benefit) for income taxes	816	(773)	1,618	(2,535)
Net income (loss)	$1,271	$(1,614)	$3,408	$(4,327)
Income (loss) per share:
Basic	$0.02	$(0.03)	$0.05	$(0.07)
Diluted	$0.02	$(0.03)	$0.05	$(0.07)
Weighted average shares outstanding:
Basic	62,630,683	62,630,683	62,630,683	62,487,703
Diluted	62,691,742	62,630,683	62,741,513	62,487,703